Exhibit 4.9

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 114,000 DWT PRODUCT/ CRUDE OIL TANKER

(HULL NO. H1515)

BETWEEN

 NAKAZA SHIPPING COMPANY INC.

as BUYER

and

CHINA SHIPBUILDING TRADING COMPANY LIMITED

and

SHANGHAI WAIGAOQIAO SHIPBUILDING COMPANY LIMITED

Collectively as SELLER

I

ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY	30
1. CAUSE OF DELAY	30
2. NOTICE OF DELAY	30
3. RIGHT TO CANCEL FOR EXCESSIVE DELAY	31
4. DEFINITION OF PERMISSIBLE DELAY	31
ARTICLE IX WARRANTY OF QUALITY	32
1. GUARANTEE OF MATERIAL AND WORKMANSHIP	32
2. NOTICE OF DEFECTS	32
3. REMEDY OF DEFECTS	32
4. EXTENT OF THE SELLER'S LIABILITY	34
ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER	35
ARTICLE XI BUYER'S DEFAULT	36
1. DEFINITION OF DEFAULT	36
2. NOTICE OF DEFAULT	36
3. INTEREST AND CHARGE	37
4. DEFAULT BEFORE DELIVERY OF THE VESSEL	37
5. SALE OF THE VESSEL	38
ARTICLE XII INSURANCE	40
1. EXTENT OF INSURANCE COVERAGE	40
2. APPLICATION OF RECOVERED AMOUNT	40
3. TERMINATION OF THE SELLER'S OBLIGATION TO INSURE	41
ARTICLE XIII DISPUTES AND ARBITRATION	42
1. PROCEEDINGS	42
2. ALTERNATIVE ARBITRATION BY AGREEMENT	43
3. NOTICE OF AWARD	43
4. EXPENSES	43
5. AWARD OF ARBITRATION	43
6. ENTRY IN COURT	43
7. ALTERATION OF DELIVERY DATE	43
ARTICLE XIV RIGHT OF ASSIGNMENT	44
ARTICLE XV TAXES AND DUTIES	45
1. TAXES	45
2. DUTIES	45
ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS	46
ARTICLE XVII NOTICE	47
ARTICLE XVIII EFFECTIVE DATE OF CONTRACT	49
ARTICLE XIX INTERPRETATION	50
1. LAW APPLICABLE	50
2. DISCREPANCIES	50
3. DEFINITION	50
4. ENTIRE AGREEMENT	50
EXHIBIT "A" : IRREVOCABLE LETTER OF GUARANTEE NO.	52
EXHIBIT "B" IRREVOCABLE LETTER OF GUARANTEE	54

II

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 114,000 DWT PRODUCT/ CRUDE OIL TANKER (HULL NO. H1515)

This CONTRACT, entered into this 7th day of March 2023 by and between  NAKAZA SHIPPING COMPANY INC., a corporation organized and existing under the Laws of the Republic of the Marshall  , having its registered office at Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands (hereinafter called the "BUYER") on one part; and CHINA SHIPBUILDING TRADING COMPANY LIMITED, a corporation organized and existing under the Laws of the People's Republic of China, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People's Republic of China (hereinafter called "CSTC"), and SHANGHAI WAIGAOQIAO SHIPBUILDING COMPANY LIMITED, a corporation organized and existing under the Laws of the People's Republic of China, having its registered office at 3001 Zhouhai Road, Pudong New District, Shanghai 200137, the People's Republic of China (hereinafter called the "BUILDER") on the other part. CSTC and the BUILDER are hereinafter jointly called the "SELLER".

BUYER and SELLER altogether the “Parties” and each one the “Party”.

WITNESSETH

in consideration of the mutual covenants contained herein, the SELLER agrees to build, launch, equip and complete at BUILDER's Shipyard and to sell and deliver to the BUYER after completion and successful trial one (1) Diesel Driven 114,000 DWT PRODUCT/CRUDE OIL TANKER as more fully described in Article I hereof, to be registered under the flag of the Republic of the Marshall Islands and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

ARTICLE I DESCRIPTION AND CLASS
1. DESCRIPTION:

 The VESSEL is a Steel-Hulled, Single Screw, Diesel Driven Product/Crude Oil Tanker of 114,000 metric tons deadweight, at scantling draft moulded of 15.0 meters (hereinafter called the "VESSEL") of the class described below. The VESSEL shall be on identical basis as the repeat vessel to the prototype vessel (BUILDER’s Hull No. H1512, hereinafter called “H1512”), the VESSEL shall have the BUILDER's Hull No. H1515 and shall be constructed, equipped and completed in accordance with the provisions of this Contract and H1512’s following "Specifications":

 (1) Specification (Drawing No. 114TK –BS21202-CS-R1)
 (2) General Arrangement (Drawing No. 114TK –BS21202-GA-R1)
 (3) Midship Section (Drawing No. 114TK –BS21202-MS-R1)
 (4) Makers list (Drawing No. 114TK –BS21202-ML-R1)
(5) Technical Memorandum on the 114,000DWT Product/Crude Oil Tanker Specifications dated 7th March, 2023 attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the "Specifications"), making an integral part hereof.

2. CLASS AND RULES

The VESSEL, including her machinery and equipment, shall be constructed in accordance with the rules and regulations issued and having become effective up to and on the date of signing this Contract of Lloyd’s Register (LR) (hereinafter called the "Classification Society") without any reservation of any kind and classified and registered to the symbol of: +100A1, Double Hull Oil Tanker, CSR, ESP, ShipRight (ACS(B, C), CM), *IWS, LI, DSPM4,  ECO(BWT,  IHM,  P,  VECS-L, EEDI-3), EGCS(OPEN), +LMC,  IGS,  UMS,  With  descriptive  notes “ShipRight (BWMP(S,T), SCM, SERS), ETA, GR(NG, A)”, and shall also comply with the rules and regulations as fully described in the Specifications.

The requirements of the authorities as fully described in the Specifications including that of the Classification Society are to include additional rules or circulars thereof issued and become effective up to and on the date of signing this Contract.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the "Classification Surveyor") to the BUILDER's Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to Classification and compliance with the rules, regulations and requirements of this Contract as described in the Specifications issued and effective up to the date of signing this Contract as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society.

   Decisions of the Classification Society as to compliance or noncompliance with Classification rules and regulations shall be final and binding for the Parties.

3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a) Hull:
Length overall                                          abt. 249.95m
Length between perpendiculars                      243.95m
 Breadth moulded                                              44.00m
Depth moulded                                                 21.20m
Design Draft moulded                                      13.50m
Scantling Draft moulded             15.00m

 (b) Propelling Machinery:

The VESSEL shall be equipped, in accordance with the Specifications, with (1) set of MAN B&W 6G60ME – C10.5 Tier III HPSCR type Main Engine, developing a nominal maximum continuous rating of 17,040 kW at 103.0 RPM and a continuous service rating of 9,180 kW at 80.1 RPM.

The extend of delivery of main engine shall be in line with H1512 as far as possible. However, the subcontractor of components of main engine shall be as per HHM or CSE's practice.

4. GUARANTEED SPEED

The SELLER guarantees that the service speed at design draught 13.50 on even keel and NCR of main engine with 15% sea margin shall not be less than 14.5 nautical miles per hour.

The service speed shall be verified by corrected trial speed under calm weather (no wind, no wave and no current in accordance with ISO 15016:2015) and deep sea condition. The correction method of the speed shall be as specified in the Specifications.

5. GUARANTEED FUEL CONSUMPTION

The SELLER guarantees that the specific fuel oil consumption of the Main Engine as determined by shop trial as specified in the Specifications, at NCR is not to exceed 154.8 grams/Kilowatt/hour (not including the permitted tolerance of +6%) based on fuel oil having a lower calorific value of 10,200 kilocalories per kilogram at ISO standard reference condition i.e. blower inlet air temperature of 25 deg C, scavenge air cooling water temperature of 25 deg C and blower inlet air pressure of 100 kpa. If the fuel oil used in shop trial would have different lower calorific value from 10,200 kilocalories per kilogram, and/or the surrounding shop trial condition would be different from the above ISO condition, then the specific fuel oil consumption shall be adjusted accordingly based on the conversion formula issued by MAN. The specific fuel oil consumption shall be subject to a tolerance of 6%.

6. GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 114,000 metric tons at the scantling draft moulded of 15.00 meters in sea water of 1.025 specific gravity.

The term, "Deadweight", as used in this Contract, shall be as defined in the Specifications.

   The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the BUYER's supervisor(s) and the Classification Surveyor or the party authorized by the BUYER.

   Should there be any dispute between the BUILDER and the BUYER in such calculations and/or measurements, the decision of the Classification Society shall be final.

7. SUBCONTRACTING:

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER's Shipyard. The SELLER shall remain fully responsible for such subcontracted work and subcontractors’ liabilities.

The performance of the works by SHANGHAI WAIGAOQIAO SHIPBUILDING AND OFFSHORE COMPANY LIMITED (subsidiary of the BUILDER), SWS-SUNHEL ENGINEERING EQUIPMENT (NAN TONG) CO., LTD and SHANGHAI SHIPYARD (Branch of the BUILDER) does not constitute subcontracting for the purposes of this clause. The BUILDER shall be fully liable for the actions of omissions of its aforementioned subsidiary and Branch.

8. REGISTRATION:

  The vessel shall be registered by the BUYER at its own cost and expenses in the Marshall Islands Registry at the time of delivery and acceptance thereof.

ARTICLE II CONTRACT PRICE & TERMS OF PAYMENT

1. CONTRACT PRICE:

    The purchase price of the VESSEL is United States Dollars Sixty-Three Million Two Hundred and Fifty Thousand only (US$ 63,250,000), net receivable by the SELLER (hereinafter called the "Contract Price"), which is exclusive of the cost for the BUYER's Supplies as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2. CURRENCY:

Any and all payments by the BUYER to the SELLER under this Contract shall be made in United States Dollars.

3. TERMS OF PAYMENT:

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a) 1st Instalment:

The sum of United States Dollars Nine Million Four Hundred and Eighty-Seven Thousand Five Hundred only (US$ 9,487,500) representing Fifteen percent (15%) of the Contract Price, shall become due and payable and be paid by the BUYER within five (5) Banking Days from the date of BUYER's receipt of the Refund Guarantee as described in paragraph 7 of this Article.

(b) 2nd Instalment:

The sum of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid within five (5) Banking Days after the cutting of the first steel plate of the VESSEL. The SELLER shall notify  the BUYER by e-mail stating and confirming that the 1st steel plate has been cut in its workshop, providing also a progress statement evidenced by the Classification Society. The SELLER shall then send to the BUYER an e-mail demand for payment of this instalment along with a PDF proforma invoice.

(c)  3rd Instalment:

The sum of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid within five (5) Banking Days after keel‑laying of the first section of the VESSEL. The SELLER shall notify  the BUYER by e-mail stating and confirming that the said keel‑laying has been carried out, providing also a progress statement evidenced by the Classification Society. The SELLER shall then send to the BUYER an e-mail demand for payment of this instalment, along with a PDF proforma invoice.

(d)  4th Instalment:

The sum of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid within five (5) Banking Days after launching of the VESSEL. The SELLER shall notify  the BUYER by e-mail stating and confirming that the launching of the VESSEL has been carried out. The SELLER shall then send to the BUYER an e-mail demand for payment of this in-stallment, along with a PDF proforma invoice.

(e) 5th Installment (Payment upon Delivery of the VESSEL):

The sum of United States Dollars Thirty-Four Million Seven Hundred and Eighty-Seven Thousand Five Hundred only (US$ 34,787,500), representing Fifty-Five percent (55%) of the Contract Price, plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with provisions of the relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with delivery by the SELLER and acceptance by the BUYER of the VESSEL. The SELLER shall send to the BUYER an e-mail demanding payment of this installment ten (10) days prior to the scheduled date of delivery of the VESSEL stating the expected delivery of the VESSEL to the BUYER.

4. METHOD OF PAYMENT:

(a) 1st Instalment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3 (a) by telegraphic transfer to Bank of China Ltd., Beijing Branch, address at No.2 Chaoyangmennei Ave., Dongcheng Dist., Beijing, China (SWIFT Code: BKCHCNBJ110) (hereinafter called the “SELLER’s Bank”) as receiving bank nominated by the SELLER for A/C 3480 6318 1842 Beneficiary: China Shipbuilding Trading Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(b) 2nd Instalment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3(b) by telegraphic transfer to SELLER’s Bank as receiving bank nominated by the SELLER for A/C 3480 6318 1842 Beneficiary: China Shipbuilding Trading Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(c) 3rd Installment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3(c) by telegraphic transfer to SELLER’s Bank as receiving bank nominated by the SELLER for A/C 3480 6318 1842 Beneficiary: China Shipbuilding Trading Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(d) 4th Installment:

The BUYER shall remit the amount of this installment in accordance with Article II, Paragraph 3(d) by telegraphic transfer to SELLER’s Bank as receiving bank nominated by the SELLER for A/C 3480 6318 1842 Beneficiary: China Shipbuilding Trading Company Limited, or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment.

(e) 5th Installment (Payable upon delivery of the VESSEL):

The BUYER shall, at least three (3) Banking Days prior to the scheduled date of delivery of the VESSEL, make  an irrevocable cash deposit by swift message MT103 accompanied by swift message MT199 with conditions of payment to the SELLER’s Bank, namely  Bank of China Ltd., Beijing Branch, address at No.2 Chaoyangmennei Ave., Dongcheng Dist., Beijing, China, Account Number: 3480 6318 1842, or other bank to be nominated by the SELLER with at least ten (10) days’ notice to the BUYER prior to the scheduled date of delivery of the VESSEL, and such amount to be held in trust in the name of the BUYER (and / or in the name of the financing bank as the case may be which shall be BUYER’s agents for purposes of this Contract) for a period of fifteen (15) Banking Days, covering the amount of this installment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount (or any other amount mutually agreed by the Parties) shall be released to the SELLER against presentation by the SELLER to the said Bank of China Ltd., Beijing Branch, or other  bank nominated by the SELLER as above, of (i) a copy of the Protocol of Delivery and Acceptance signed by both the BUYER's and the SELLER’s authorised representatives and (ii) a copy of release letter setting out the exact amount to be released to the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected on or before the expiry of the aforesaid fifteen (15) Banking Days from the day of the cash deposit payment, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However, when a newly scheduled delivery date is notified to the BUYER by the SELLER, and the BUYER accepts same, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

5.  PREPAYMENT:

   The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) calendar days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6. SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY:

    The BUYER shall, within five (5) Banking Days upon receipt of the Refund Guarantee, deliver to the SELLER an irrevocable and unconditional Letter of Guarantee (hereinafter called the “Payment Guarantee”) in the form annexed hereto as Exhibit "B" in favour of the SELLER issued by Performance Shipping Inc. (hereinafter called the "Payment Guarantor") acceptable to SELLER’s bank and the SELLER. This guarantee shall secure the BUYER's obligation for the payment of the 2nd, 3rd and 4th installments of the Contract Price.

7. REFUNDS

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event this Contract is rescinded or cancelled by the BUYER, all in accordance with the specific terms of this Contract permitting such rescission or cancellation, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the SELLER under this Contract, together with any interest (at the rate set out in respective provision thereof) from the date of receipt by the SELLER of the respective installment(s) to the date of remittance by telegraphic transfer of such refund by the SELLER to the account specified by the BUYER.

As security to the BUYER, the SELLER shall deliver to the BUYER, within sixty (60) calendar days after signing of the Contract, a Refund Guarantee to be issued by Bank of China Ltd., Beijing Branch, or any other Chinese Bank, securing the SELLER’s obligation for refunding to the BUYER the 1st, 2nd, 3rd and 4th instalments received by the SELLER through SELLER’s bank in the form as per Exhibit "A" annexed hereto. If the Refund Guarantee is issued by any other Chinese Bank, it should be a bank that is acceptable to the BUYER. The Refund Guarantee shall be issued by SWIFT.

   However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER's obligation to repay the installment or installments paid by the BUYER and to the BUYER's right to demand payment from the SELLER’s bank, under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with Article XIII hereof, the SELLER’s bank shall withhold and defer payment until the arbitration award between the SELLER and the BUYER is notified to SELLER’s bank. The SELLER’s bank shall not be obligated to make any payment unless the arbitration award orders the SELLER to make repayment. If the SELLER fails to honour the award, then the SELLER’s bank shall refund to the extent the final arbitration award orders.

ARTICLE III ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty.

1. DELIVERY

(a)
No adjustment shall be made, and the Contract Price shall remain unchanged for Thirty (30) calendar days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof ending as of twelve o'clock midnight of the Thirtieth (30th) day of delay.

(b)
If the delivery of the VESSEL is delayed more than Thirty (30) calendar days after the date as defined in Article VII hereof, then, in such event, beginning at twelve o'clock midnight of the Thirtieth (30th) day after the Delivery Date, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars Fifteen Thousand only (US$ 15,000) per day.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the fifth instalment of the Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of Two Hundred and Ten (210) calendar days delay of delivery as described in Paragraph 1(c) of this Article or after the expiration days delay of delivery as described in Paragraph 3 of Article VIII) shall not be more than One Hundred and Eighty (180) calendar days at the above specified rate of reduction after the Thirty (30) calendar days allowance, that is United States Dollars Two Million Seven Hundred Thousand  (US$ 2,700,000) being the maximum.

(c)
If the delay in the delivery of the VESSEL continues for a period of Two Hundred and Ten (210) calendar days after the Delivery Date as defined in Article VII, then in such event, the BUYER may, at its option, rescind or cancel this Contract in accordance with the provisions of Article X of this Contract. The SELLER may at any time after the expiration of the aforementioned Two Hundred and Ten (210) calendar days, if the BUYER has not served notice of cancellation pursuant to Article X, notify the BUYER of the date upon which the SELLER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER make an election, in which case the BUYER shall, within thirty (30) calendar days after such demand is received by the BUYER, either notify the SELLER of its decision to cancel this Contract, or consent to take delivery of the VESSEL at an agreed future date, it being understood and agreed by the parties hereto that, if the VESSEL is not deliv-ered by such future date, the BUYER shall have the same right of cancellation upon the same terms, as hereinabove provided.

 (d) For the purpose of this Article, the delivery of the VESSEL shall not be deemed delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles V, VI, XI, XII and XIII hereof. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in Article VIII hereof.

(e) The Seller shall notify the BUYER by e-mail if the delivery of the VESSEL shall be made earlier than the specified Delivery Date as defined in Article VII of the Contract and such notification shall be given not less than Two (2) months prior to the newly planned delivery date.

 (f) In the event that the SELLER is unable to deliver the VESSEL on the newly planned delivery date as declared, the VESSEL can, nevertheless, be delivered by the SELLER at a date after such declared newly planned date.

In such circumstances, and for the purpose of determining the liquidated damages to the BUYER (according to the provisions of Paragraph 1(b) of this Article) and the BUYER's right to cancel or rescind this Contract (according to the provisions of Paragraph 1(c) of this Article), the newly planned delivery date declared by the SELLER shall not be in any way treated or taken as having substituted the original Delivery Date as defined in Article VII. The BUYER's aforesaid right for liquidated damages and to cancel or rescind this Contract shall be accrued, operated or exercised only to the extent as described in Paragraph 1(a), 1(b) and/or 1(c) of Article III. In whatever circumstances, the Delivery Date as defined in Article VII (not the newly planned delivery date as declared by the SELLER) shall be used to regulate, as so described in Paragraph 1 (a), 1(b) and/or 1(c) of Article III, the BUYER's right for liquidated damages and to rescind this Contract and the SELLER's liability to pay the aforesaid liquidated damages resulting from the delay in delivery of the VESSEL.

2. INSUFFICIENT SPEED

 (a) The Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as determined by the Trial Run after correction according to the Specifications) being less than three tenths (3/10) of one knot below the guaranteed speed as specified in Paragraph 4 of Article I of this Contract.

 (b) However, commencing with and including a deficiency of three tenths (3/10) of one knot in actual speed (as determined by the Trial Run after correction according to the Specifications) below the guaranteed speed as specified in Paragraph 4, Article I of this Contract, the Contract Price shall be reduced as follows:

In case of deficiency
 at or above 0.30 but below 0.40 knot US$ 50,000.00
at or above 0.40 but below 0.50 knot US$ 100,000.00
at or above 0.50 but below 0.60 knot US$ 150,000.00
at or above 0.60 but below 0.70 knot US$ 200,000.00
 at or above 0.70 but below 0.80 knot US$ 250,000.00
 at or above 0.80 but below 0.90 knot US$ 300,000.00
 at or above 0.90 but below 1.00 knot US$ 350,000.00

 (c) If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run, is more than 1.00 knot below the guaranteed speed of 14.5 knots, then the BUYER may at its option reject the VESSEL and rescind this Contract in accordance with provisions of Article X of this Contract, or may accept the VESSEL at a reduction in the Contract Price as above provided, by United States Dollars Three Hundred and Five Thousand only (US$350,000) being the maximum.

3. EXCESSIVE FUEL CONSUMPTION

 (a) The Contract Price of the VESSEL shall not be affected nor changed if the actual fuel consumption of the Main Engine, as determined by shop trial in manufacturer's works, as per the Specifications, is greater than the guaranteed fuel consumption as specified and required under the provisions of this Contract and the Specifications if such actual excess is equal to or less than six percent (6%).

(b) However, if the actual fuel consumption as determined by shop trial is greater than six percent (6%) above the guaranteed fuel consumption then, the Contract Price shall be reduced by the sum of United States Dollars Sixty Thousand Only (US$60,000) for each full one percent (1%) increase in fuel consumption in excess of the above said six percent (6%) (fractions of one percent to be prorated).

(c)
If as determined by shop trial such actual fuel consumption of the Main Engine is more than ten percent (10%) in excess of the guaranteed fuel consumption, i.e. the fuel consumption exceeds 170.28gram/KW/hour, the BUYER may, subject to the BUILDER’s right to effect replacement of  a substitute engine or alterations of corrections as specified in the following sub-paragraph of Article III 3 (c) hereof,  at its option,  rescind this Contract, in accordance with the provisions of Article X of this Contract or may accept the VESSEL at a reduction in the Contract Price by United States Dollars Two Hundred and Forty Thousand (US$240,000) being the maximum.

If as determined by shop trial such actual fuel consumption of the Main Engine is more than ten percent (10%) in excess of the guaranteed fuel consumption, i.e. the fuel consumption exceeds 170.28gram/KW/hour, the BUILDER may investigate the cause of the non-conformity and the proper steps may promptly be taken to remedy the same and to make whatever corrections and alterations and/or re-shop trial test or tests as may be necessary to correct such non-conformity without extra cost to the BUYER. Upon completion of such alterations or corrections of such nonconformity, the BUILDER shall promptly perform such further shop trials or any other tests, as may be deemed necessary to prove the fuel consumption of the Main Engine’s conformity with the requirement of this Contract and the Specifications and if found to be satisfactory, give the BUYER notice by e-mail of such correction and as appropriate, successful completion accompanied by copies of such results, and the BUYER shall, within six (6) Banking Days after receipt of such notice, notify the BUILDER by e-mail of its acceptance or reject the re-shop trial together with the reasons therefor. If the BUYER fails to notify the BUILDER by e-mail of its acceptance or rejection of the re-shop trial together with the reasons therefor within six (6) Banking Days period as provided herein, the BUYER shall be deemed to have accepted the shop trial.

4. DEADWEIGHT

 (a) In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is One Thousand Two Hundred (1200) metric tons or less below the guaranteed deadweight of 114,000 metric tons at assigned scantling draft moulded.

 (b) However, the Contract Price shall be decreased by the sum of United States Dollars Seven Hundred (US$700) for each full metric ton of such deficiency being more than One Thousand Two Hundred (1,200) metric tons.

 (c) In the event that there should be a deficiency in the VESSEL's actual deadweight which exceeds Three Thousand (3,000) metric tons below the guaranteed deadweight, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X of this Contract, or may accept the VESSEL with reduction in the Contract Price in the maximum amount of United States Dollars One Million Two Hundred Sixty Thousand only (US$1,260,000).

5. EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds this Contract pursuant to any provision under this Article, the BUYER, save its rights and remedy set out in Article X hereof, shall not be entitled to any liquidated damage or compensation whether described above or otherwise.

ARTICLE IV SUPERVISION AND INSPECTION

1. APPOINTMENT OF THE BUYER'S SUPERVISOR

The BUYER shall send in good time to and maintain at the BUILDER's Shipyard, at the BUYER's own cost and expense, one or more representative(s) who shall be duly accredited in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the "Supervisor") to supervise and survey the construction by the BUILDER of the VESSEL, her engines and accessories. Subject to the SELLER not being hindered to apply for the invitation letter e.g. due to COVID-19 related restrictions or government’s regulations, the SELLER agrees to apply for the necessary invitation letter(s) for the Supervisor to enter China on demand and without delay, provided that the Supervisor meets with the rules, regulations and laws of the People's Republic of China. The BUYER undertakes to give the SELLER adequate notice for the application of invitation letter.

2. COMMENTS TO PLANS AND DRAWINGS

The parties hereto shall, within Thirty (30) calendar days after signing of this Contract, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER (hereinbelow called "the LIST"). Before arrival of the Supervisor at the BUILDER's Shipyard, the plans and drawings speci-fied in the LIST shall be sent to the BUYER, and the BUYER shall, within Fourteen (14) calendar days after receipt thereof, return such plans and drawings submitted by the SELLER with comments, if any. Notwithstanding the above, the BUYER shall nevertheless waive its right to comment on the plans and drawings if such plans and drawings have been previously applied to build other vessels with the same specification as that of the VESSEL.

Concurrently with the arrival of the Supervisor at the BUILDER's Shipyard, the BUYER shall notify the BUILDER in writing, stating the authority which the said Supervisor shall have, with regard to the Supervisor can, on behalf of the BUYER, give comments, as the case may be, which of the plans and drawings specified in the LIST but not yet been sent to the BUYER, nevertheless in line with the Supervisor's authori-ty. The Supervisor shall, within five (5) calendar days after receipt thereof, return those plans and drawings with comments, if any.

Unless notification is given to the BUILDER by the Supervisor or the BUYER of the comments to any plans and drawings within the above designated period of time for each case, the said plans and drawings shall be implemented for construction by the BUILDER.

3. SUPERVISION AND INSPECTION BY THE SUPERVISOR

The necessary inspection of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, and inspection team of the BUILDER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the Contract and Specifications.

The Supervisor shall have, at all times until delivery of the VESSEL, the right to attend tests according to the mutually agreed test list, review respective reports and inspect the VESSEL, her engines, accessories and materials at the BUILDER's Shipyard, its subcontractors or any other place where work is done or materials stored in connection with the VESSEL. In the event that the Supervisor discovers any construction or material or workmanship which does not or will not conform with the requirements of this Contract and the Specifications, the Supervisor shall promptly give the BUILDER a notice in writing as to such nonconformity, upon receipt of which the BUILDER shall correct such nonconformity if the BUILDER agrees with the BUYER. In any circumstances, the SELLER shall be entitled to proceed with the construction of the VESSEL even if there exists discrepancy in the opinion between the BUYER and the SELLER, without however prejudice to the BUYER’s right for submitting the issue for determination by the Classification Society or arbitration in accordance with the provisions hereof. If in such case the Classification Society or the arbitrator decides in favor of the BUYER, then the SELLER is obliged to correct the discrepancy at SELLER’s risk, time and expense. However, the BUYER undertakes and assures the SELLER that the Supervisor shall carry out his inspections in accordance with the agreed inspection procedure and schedule and usual shipbuilding practice and in a way as to minimize any increase in building costs and delays in the construction of the VESSEL. Once an inspection and/or a test has been witnessed and approved by the BUYER`s Representatives and/or the Classification Society, the same inspection and/or test should not have to be repeated, provided it has been carried out in compliance with the requirements of the classification society and Specifications.

The BUILDER agrees to furnish free of charge the Supervisor with office space, and other reasonable facilities according to BUILDER's practice at, or in the immediate vicinity of the BUILDER's Shipyard. But the fees for the communication like telephone, telefax, international internet communication and telex, etc. shall be borne by the BUYER. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor shall be given free and ready access to the VESSEL, her engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work, or storing materials in connection with the VESSEL's construction. The travel expenses for the said access to SELLER's subcontractors outside of Shanghai shall be at BUYER's account. The transpor-tation, of any nature whatsoever, shall be provided to the Supervisor by the BUYER. The transportation within Shanghai shall be provided to the Supervisor by the SELLER.

Should the Supervisor fail to conduct any inspection or attend any test (after notice by the BUILDER of the same) due to whatever reason, the BUILDER shall be entitled to carry out the construction and/or test without inspection and/or attendance of Supervisor and such work so carried out shall be treated as approved by the Supervisor.

4. LIABILITY OF THE SELLER

The Supervisor engaged by the BUYER under this Contract shall at all times be deemed to be in the employ of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the Supervisor or the BUYER's employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of the SELLER's employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor, or of the BUYER's employees or agents, unless such damage, loss or destruction was caused by gross negligence of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

5. SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER's account.

6. REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any of the Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction together with reasons. The BUYER shall investigate the situation by sending its representative to the BUILDER's Shipyard, if necessary, and if the BUYER considers that such SELLER's request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

ARTICLE V MODIFICATION, CHANGES AND EXTRAS

1. HOW EFFECTED

The Specifications and Plans in accordance with which the VESSEL is constructed, may be modified and/or changed at any time hereafter by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the BUILDER's reasonable judgment, adversely affect the BUILDER's other commitments and provided further that the BUYER shall agree to adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this Contract, if any, as hereinafter provided. Subject to the above, the SELLER hereby agree to exert their best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, providing to the SELLER additional securities satisfactory to the SELLER, or any other alterations in this Contract, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of letters or e-mail, manifesting such agreement. The letters or e-mails exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters or e-mails shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If due to whatever reasons, the parties hereto fail to agree on the adjustment of the Contract Price or extension of time of delivery or providing additional security to the SELLER or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER's request for any modification and/or changes.

The BUILDER may make minor changes to the Specifications, if found necessary for introduction of improved production and construction methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval which shall not be unreasonably withheld.

2. CHANGES IN RULES AND REGULATIONS, ETC.

(1)
If, after the date of signing of this Contract, any requirements as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall exchange such information in full with each other in writing, whereupon within twenty-one (21) calendar days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes, if any, to be made in the VESSEL which the BUYER, in its sole discretion, shall decide. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree:

(a) As to any increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

 (b) As to any extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c)	As to any increase or decrease in the guaranteed deadweight, fuel consumption and speed of the VESSEL, if such compliance results in increased or reduced deadweight, fuel consumption and speed; and/or

(d) As to any other alterations in the terms of this Contract or of Specifications or both, if such compliance makes such alterations of the terms necessary.

(e)	If the price is to be increased, then, in addition, as to providing to the SELLER additional securities satisfactory to the SELLER.

Agreement as to such alterations or changes under this Paragraph shall be made in the same manner as provided above for modifications and/or changes of the Specifications and/or Plans.

(2)
If, due to whatever reasons, the parties fail to agree on the adjustment of the Contract Price or extension of the time for delivery or increase or decrease of the guaranteed speed, fuel consumption and deadweight or providing additional security to the SELLER or any alternation of the terms of this Contract, if any, then, provided that the alterations or changes are not compulsory, the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and Specifications without making any such alterations or changes.

If the alterations or changes are compulsorily required to be made by Class or IMO rules, then, notwithstanding any dispute between the Parties relating to the adjustment of the Contract Price or extension of the time for delivery or decrease of the guaranteed speed and deadweight or increase fuel oil consumption or any other respect, the SELLER may, at its sole judgment, comply with such alterations or changes. The BUYER shall, in any event, bear the costs and expenses for such alterations or changes (with, in the absence of mutual agreement, the amount thereof and/or any other discrepancy such as but not limited to the extension of Delivery Date, etc. to be determined by arbitration in accordance with Article XIII of this Contract).

3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the SELLER may, provided the SELLER shall provide adequate evidence and the BUYER so agrees in writing, supply other materials and/or equipment of the equivalent quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply.

4. BUYER'S SUPPLIED ITEMS

The BUYER shall deliver to the SELLER at its shipyard the items as specified in the Specifications which the BUYER shall supply on BUYER’s account (hereinafter called the “BUYER's Supplied Items”) by the time designated by the SELLER.

Should the BUYER fail to deliver to the BUILDER such BUYER's Supplied Items within the time specified, the delivery of the VESSEL shall automatically be extended for a period of such delay, provided such delay in delivery of the BUYER's Supplied Items shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the SELLER all losses and damages sustained by the SELLER due to such delay in the delivery of the BUYER's Supplied Items and such payment shall be made upon delivery of the VESSEL.

Furthermore, if the delay in delivery of the BUYER's Supplied Items should exceed fifteen (15) calendar days, the SELLER shall be entitled to proceed with construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER's right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

The BUILDER shall be responsible for storing and handling of the BUYER's Supplied Items as specified in the Specifications after delivery to the BUILDER at no cost and shall install them on board the VESSEL at the BUILDER's expenses. In order to facilitate installation by the BUILDER of the BUYER’s Supplied Items in or on the VESSEL, the BUYER shall furnish the BUILDER with the necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the BUYER shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplied Items to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments at the Shipyard.

Any and all of BUYER’s Supplied Items shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

Upon arrival of such shipment of the BUYER’s Supplied Items, both parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the BUILDER shall be entitled to refuse to accept the BUYER’s Supplied Items.

ARTICLE VI TRIALS
1. NOTICE

The BUYER and the Supervisor shall receive from the SELLER at least fifteen (15) calendar days notice in advance and seven (7) calendar days definite notice in advance in writing or by e-mail of the time and place of the VESSEL's sea trial as described in the Specifications (hereinafter referred to as "the Trial Run") and the BUYER and the Supervisor shall promptly acknowledge receipt of such notice. The BUYER's representatives and/or the Supervisor shall be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. Failure of the BUYER's representatives to be present at the Trial Run of the VESSEL, after due notice to the BUYER and the Supervisor as provided above, shall have the effect to extend the date for delivery of the VESSEL by the period of delay caused by such failure. However, if the Trial Run is delayed more than seven (7) calendar days by reason of the failure of the BUYER's representatives to be present after receipt of due notice as provided above, then in such event, the BUYER shall be deemed to have waived its right to have its representatives on board the VESSEL during the Trial Run, and the BUILDER may conduct such Trial Run without the BUYER's representatives being present, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly signed by the BUILDER and the Classification Society certifying that the VESSEL, after Trial Run subject to minor alterations and corrections as provided in this Article, if any, is found to conform to the Contract and Specifications. Subject to the SELLER not being hindered to apply for invitation letter e.g. due to COVID-19 related restrictions or government’s regulations, the SELLER agrees to apply for the necessary invitation letter(s) for the BUYER’S REPRESENTATIVES and/or crew officers to enter China will be issued in order on demand and without delay otherwise the Trial Run shall be postponed until after the BUYER's representatives have arrived at the BUILDER's Shipyard and any delays as a result thereof shall not count as a permissible delay under Article VIII thereof. However, should the nationalities and other personal particulars of the BUYER's representatives be not acceptable to the SELLER in accordance with its best understanding of the relevant rules, regulations and/or Laws of the People's Republic of China then prevailing, then the BUYER shall, on the SELLER's e-mail demand, effect replacement of all or any of them immediately. Otherwise the Delivery Date as stipulated in Article VII hereof shall be extended by the delays so caused by the BUYER. In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by e-mail of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions. In the event that the Trial Run is postponed because of unfavorable weather conditions, such delay shall be regarded as a permissible delay, as specified in Article VIII hereof.

2. HOW CONDUCTED

 (a) All expenses in connection with Trial Run of the VESSEL are to be for the account of the BUILDER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, is to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications and shall prove fulfillment of the performance required for the Trial Run as set forth in the Specifications.

The course of Trial Run shall be determined by the BUILDER and shall be conducted within the trial basin equipped with speed measuring facilities.

 (b) The BUILDER shall provide the VESSEL with and pay for the required quantities of water and fuel oil with exception of lubrication oil, greases and hydraulic oil which shall be supplied by the BUYER for the conduct of the Trial Run or Trial Runs as prescribed in the Specifications. The fuel oil supplied by the SELLER, and lubricating oil , greases and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or Trial Runs shall be for the account of the SELLER.

3. TRIAL LOAD DRAFT

In addition to the supplies provided by the BUYER in accordance with sub‑paragraph (b) of the preceding Paragraph 2 hereof, the BUILDER shall provide the VESSEL with the required quantity of fresh water and other stores necessary for the conduct of the Trial Run. The necessary ballast (fresh and sea water and such other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications, shall be for the BUILDER's account.

4. METHOD OF ACCEPTANCE OR REJECTION

 (a) Upon notification of the BUILDER of the completion of the Trial Run of the VESSEL, the BUYER or the BUYER's Supervisor shall within six (6) calendar days thereafter, notify the BUILDER by e-mail of its acceptance of the VESSEL or of its rejection of the VESSEL together with the reasons therefor.

 (b) However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this Contract and Specifications, then the BUILDER shall investigate with the Supervisor the cause of failure and the proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or re‑Trial Run or Runs as may be necessary without any extra cost to the BUYER, and upon notification by the BUILDER of completion of such alterations or corrections and/or re‑trial or re‑trials, the BUYER shall, within six (6) calendar days thereafter, notify the SELLER by e-mail of its acceptance of its VESSEL or of the rejection of the VESSEL together with the reason therefor on the basis of the alterations and corrections and/or re‑trial or re‑trials by the BUILDER.

 (c)  In the event that the BUYER fails to notify the SELLER by e-mail of its acceptance or rejection of the VESSEL together with the reason therefor within six (6) days period as provided for in the above sub‑ paragraphs (a) and (b), the BUYER shall be deemed to have accepted the VESSEL.

(d)
Any dispute arising among the parties hereto as to the result of any Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in Article XIII hereof.

(e)
Nothing herein shall preclude the BUYER from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid and the SELLER shall be obliged to comply with and/or remove such qualifications and/or remarks (if such qualifications and/or remarks are acceptable to the SELLER) at the time before effecting delivery of the VESSEL to the BUYER under this Contract.

5. DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other unbroached consumable stores furnished by the BUILDER for the Trial Run or Trial Runs remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the actual price invoiced to the SELLER by the respective supplier evidenced by the corresponding purchase invoices, and payment by the BUYER shall be effected as provided in Article II 3 (e) and 4 (e) of this Contract.

The BUYER shall supply lubricating oil, greases and hydraulic oil for the purpose of Trial Runs at its own expenses and the SELLER will reimburse the BUYER for the amount of lubricating oil and hydraulic oil actually consumed for the said Trial Run or Trial Runs at the original price incurred by the BUYER evidenced by the corresponding purchase invoices and payment by the SELLER shall be deducted from the 5th installment of the Contract Price as provided in Article II 3(e) and 4(e) of this Contract.

6. EFFECT OF ACCEPTANCE

The BUYER's acceptance of the VESSEL by letter or e-mail notification sent to the SELLER, in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as hereinafter set forth.

If, at the time of delivery of the VESSEL, there are deficiencies in the VESSEL, such deficiencies should be resolved in such way that if the deficiencies are of minor importance, and do not in any way affect the safety or the operation of the VESSEL, its crew, passengers or cargo the SELLER shall be nevertheless entitled to tender the VESSEL for delivery and the BUYER shall be nevertheless obliged to take delivery of the VESSEL, provided that:

i)	the SELLER shall for its own account remedy the deficiency and fulfil the requirements as soon as possible, or

ii)
if elimination of such deficiencies will affect timely delivery of the VESSEL, then the SELLER shall  indemnify the BUYER for any direct cost reimbursement in association with remedying these minor non-conformities elsewhere from China as a consequence thereof, excluding, however, loss of time and/or loss of profit.)

ARTICLE VII DELIVERY

1. TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at the BUILDER's Shipyard, in accordance with the Specifications and with all Classification and Statutory Certificates and after completion of Trial Run (or, as the case may be, re‑Trial or re‑Trials) and acceptance by the BUYER in accordance with the provisions of Article VI hereof on or before October 31, 2025 provided that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of the Contract permit extension or postponement of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended pursuant to the terms of this Contract is hereinafter called the "Delivery Date".

2. WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER, which Protocol shall be prepared in triplicate and executed by each of the parties hereto.

3. DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following documents (subject to the provision contained in Article VII hereof) which shall accompany the aforementioned Protocol of Delivery and Acceptance:

 (a) PROTOCOL OF TRIALS of the VESSEL made by the BUILDER pursuant to the Specifications.

(b) PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare part and the like, all as specified in the Specifications, made by the BUILDER.

 (c) PROTOCOL OF STORES OF CONSUMABLE NATURE made by the BUILDER referred to under Paragraph 5 of Article VI hereof.

 (d) FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications, made by the BUILDER.

 (e) PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, made by the BUILDER

 (f) ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to the Specifications each free of conditions, recommendations, restrictions and qualifications whatsoever (except for the conditions, recommendations, restrictions and qualifications which are due to reasons attributable to the BUYER).

Certificates shall be issued by relevant Authorities or classification Society. The VESSEL shall comply with the above rules and regulations which are in force at the time of signing this Contract. All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

 If the full term certificate or certificates are unable to be issued at the time of delivery by the Classification Society or any third party other than the BUILDER, then the provisional certificate or certificates as issued by The Classification Society or the third party other than the BUILDER with the full term certificates to be furnished by the BUILDER after delivery of the VESSEL and in any event before the expiry of the provisional certificates shall be acceptable to the BUYER.

 (g) DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its sub‑contractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to delivery.

 (h) COMMERCIAL INVOICE made by the SELLER.

(i)	BILL OF SALE made by the SELLER.

(j) BUILDER’s Certificate made by the BUILDER.

(k) Non-Registration Certificate made by the SELLER.

4. TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon delivery thereof. As stated above, it being expressly understood that, until such delivery is effected, title to the VESSEL, and her equipment, shall remain at all times with the SELLER and are at the entire risk of the SELLER.

5. REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the BUILDER within seven (7) calendar days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid seven (7)  calendar days, then, in such event, without prejudice to the SELLER's right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER the reasonable mooring charge of the VESSEL.

6. TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without justified reason, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY

1. CAUSE OF DELAY

If, at any time before actual delivery, either the construction of the VESSEL, or any performance required hereunder as a prerequisite of delivery of the VESSEL, is delayed due to war, blockade, revolution, insurrection, mobilization, civil commotions, riots, strikes, sabotage, lockouts, local temperature higher than 35 degree centigrade, Acts of God or the public enemy, terrorism, plague or other epidemics, quarantines, prolonged failure or restriction of electric current from an outside source, freight embargoes, if any, earthquakes, tidal waves, typhoons, hurricanes, storms or other causes beyond the control of the BUILDER or of its sub‑contractors or its key equipment suppliers (i.e. main engine, propeller, gearbox etc), as the case may be, or by force majeure of any description, whether of the nature indicated by the forgoing or not, or by destruction of the BUILDER or works of the BUILDER or its sub‑contractors or its key equipment suppliers (i.e. main engine, propeller, gearbox etc), or of the VESSEL or any part thereof, by fire, flood, or other causes beyond the control of the SELLER or its sub‑contractors or its key equipment suppliers (i.e. main engine, propeller, gearbox etc) as the case may be, or due to the bankruptcy of the equipment and/or material supplier or suppliers (i.e. main engine, propeller, gearbox etc), or due to the delay caused by acts of God in the supply of parts essential to the construction of the VESSEL, then, in the event of delay due to the happening of any of the aforementioned contingencies, the SELLER shall not be liable for such delay and the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays, subject neverthe-less to the BUYER's right of cancellation under Paragraph 3 of this Article and subject however to all relevant provisions of this Contract which authorize and permit extension of the time of delivery of the VESSEL.

2. NOTICE OF DELAY

   Within seven (7) calendar days from the date of commencement of any delay on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by e-mail, of the date such delay commenced, and the reasons therefor.

    Likewise within seven (7) calendar days after such delay ends, the SELLER shall advise the BUYER in writing or by letter or e-mail, of the date such delay ended, and also shall specify the maximum period of the time by which the date for delivery of the VESSEL is extended by reason of such delay. Failure of the BUYER to acknowledge the SELLER's notification of any claim for extension of the Delivery Date within seven (7) calendar days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension.  Such acknowledgement shall not constitute BUYER’s acceptance to the extension claimed by the SELLER under this clause.

3. RIGHT TO CANCEL FOR EXCESSIVE DELAY

      If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of the Article aggregate to Two Hundred and Ten (210) calendar days or more, or if the total accumulated time of all delays on account of the causes specified in Paragraph 1 of the Article and non-permissible delays as described in Paragraph 1 of Article III aggregate to Two Hundred and Forty  (240) calendar days or more, in any circumstances, excluding delays due to arbitration as provided for in Article XIII hereof or due to default in performance by the BUYER, or due to delays in delivery of the BUYER's Supplied Items, and excluding delays due to causes which, under Article V, VI, XI and XII hereof, permit extension or postponement of the time for delivery of the VESSEL, then in such event, the BUYER at any time thereafter in accordance with the provisions set out herein rescind or cancel this Contract by serving upon the SELLER notice of cancel-lation or rescission by letter or email and the provisions of Article X of this Contract shall apply. The SELLER may, at any time, after the accumulated time of the aforementioned delays justifying cancellation by the BUYER as above provided for, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within thirty (30) calendar days after such demand is received by the BUYER either notify the SELLER of its intention to cancel, or consent to an extension of the time for delivery to an agreed future date, it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying cancellation as specified in this Contract, the BUYER shall have the same right of cancellation upon the same terms as hereinabove provided.

4. DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as provided for in Paragraph 1 of this Article excluding any other extensions of a nature which under the terms of this Contract permit postponement of the Delivery Date, shall be understood to be (and are herein referred to as) permissible delays, and are to be distin-guished from non‑permissible delays on account of which the Contract Price of the VESSEL is subject to adjustment as provided for in Article III hereof.

ARTICLE IX WARRANTY OF QUALITY

1. 1. GUARANTEE OF MATERIAL AND WORKMANSHIP

Subject to the provisions hereinafter set forth, the SELLER undertake to remedy, free of charge to the Buyer, any defects in the VESSEL which are due to defective materials including major and minor equipment and/or poor workmanship on the part of the SELLER provided that (a) defects are discovered within a period of twelve (12) months after the date of delivery of the VESSEL and a notice thereof is duly given to the Seller as provided under Paragraph 2 of this Article; and (b) such defects have not been caused by perils of the sea, rivers or navigation, or by ordinary wear and tear, overload, improper loading or stowage, corrosion of the materials if caused by the BUYER’s, fire, accident, incompetence, mismanagement, negligence or willful neglect or by alteration or addition by the BUYER not previously approved by the SELLER.

For the purpose of this Article, the VESSEL shall include her hull, machinery, equipment and gear, but excludes any parts of the VESSEL which have been supplied by or on behalf of the BUYER.

2. NOTICE OF DEFECTS

    The BUYER shall notify the SELLER by telefax or e-mail of any defects for which a claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER's written notice shall describe the nature and the extent of the defect. The SELLER shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the SELLER no later than five (5) Banking Days after such expiry date. An email containing brief details of the nature of such defect sent by the BUYER to the SELLER within five (5) Banking Days after such expiry date will be sufficient compliance with the requirements as to time.

3. REMEDY OF DEFECTS

(a)
The SELLER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Contract, by making all necessary repairs and/or replacements at the Shipyard or elsewhere as provided for in 3(b) below. In either case whether all necessary repairs or replacements are performed by the SELLER at its shipyard or elsewhere as provided for in 3(b) below, the SELLER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the Buyer’s getting and keeping the VESSEL ready for such repairing and replacing.

Any parts or material so repaired or replaced by the SELLER according to this Article shall be guaranteed for a further six (6) months period starting from completion of relevant repair or replacement provided that the maximum period of guarantee shall in any event not exceed eighteen (18) months from the date of delivery of the VESSEL.

(b) However, if it is impractical to make the repair by the SELLER, the BUYER shall cause without undue delay the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose after mutual agreement between the Parties, provided that, in such event, the SELLER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL, in the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL elsewhere, the BUYER shall first, but in all events as soon as possible, give the SELLER notice in writing of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the SELLER shall have the right to verify by its own representative(s) or representative(s) of Classification Society the nature and extent of the defects complained of. THE SELLER shall, in such cases, promptly advise the BUYER in writing, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the SELLER's acceptance of the defects as justifying remedy under this Article, the SELLER shall immediately pay by telegraphic transfer to the BUYER for such repairs or replacements a sum equal to the lower figure of (i) the actual cost for such repairs or replacements including forwarding charges; and (ii) the average quotes for making similar repairs or replacements including forwarding charges as quoted by three  leading shipyards  at or in the vicinity of the port of the repairs or replacements.

 (c) In any case, the BUYER shall, at its cost and responsibility, bring the VESSEL to the place elected for repairs and replacements, and cause the VESSEL to be ready in all respects for such repairs and replacements.

 (d) Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4. Extent of SELLER's Responsibility:

(a) The SELLER shall have no responsibility or liability for any other defects whatsoever in the VESSEL other than the defects specified in paragraph 1 of this Article. The SELLER shall neither be responsible or liable for any consequential or special losses, damages or expenses, nor be responsible for any losses, damages or expenses including but not limited to any loss of time, loss of use, loss of profit, loss of earnings or demurrage, damage to the VESSEL caused by the defects specified in paragraph 1 of this Article, regardless of whether the aforesaid losses, damages or expenses are directly or indirectly occasioned to the BUYER by reason of the defects specified in paragraph 1 of this Article or due to repairs or other works done the VESSEL to remedy such defects.

(b) The SELLER shall not be responsible for any defects in any part of the VESSEL which subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor not appointed by the SELLER, or for any defects which have been caused or aggravated by mismanagement, accident, negligence, omission, willful neglect or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by perils of sea or river, or navigation, or fire or accidents at sea or elsewhere or by ordinary wear and tear or by any other circumstances whatsoever beyond the control of the SELLER.

(c)The SELLER’s liability provided for in this Article shall be limited to the repairs and replacements as provided for in 3(a) above. The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the SELLER for and to the BUYER. The guarantee contained in this Article shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER and the BUYER.

(d)Upon delivery of the VESSEL to the BUYER, the SELLER shall thereby and thereupon be released from any and all liability whatsoever and howsoever arising out of the Contract and/or the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the SELLER for and to the BUYER (save for the SELLER's obligations to remedy defects in accordance with this Article).

ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.
All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of cancellation and/or rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by e-mail, and such cancellation and/or rescission shall be effective as of the date the notice thereof is received by the SELLER.

2.
Thereupon the SELLER shall refund in United States dollars within thirty (30) business days immediately after cancellation and/or rescission of the Contract to the BUYER the full amount of all installments and sums already paid by the BUYER to the SELLER on account of the VESSEL, unless the SELLER disputes the BUYER's cancellation and/or rescission by commencing arbitration procedures in accordance with Article XIII. If the BUYER's cancellation or rescission of this Contract is disputed by the SELLER by instituting arbitration as afore-said, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from SELLER’s Bank under its guarantee, until the arbitration award between the BUYER and the SELLER or, in case of appeal or appeals by the SELLER on the arbitration award or any court orders, by the final court order, which shall be in favour of the BUYER, declaring the BUYER's cancellation and/or rescission justi-fied, is made and delivered to the SELLER by the arbitration tribunal. In the event of the SELLER is obligated to make refund, the SELLER shall pay the BUYER interest in United States Dollars at the rate of Five percent (5%), if the cancellation or rescission of the Contract is exercised by the BUYER in accordance with the provision of Article III 1(c), 2(c), 3(c) or 4(c) hereof, on the amount required herein to be refunded to the BUYER computed from the respective dates when such sums were received by SELLER’s bank pursuant to Article II 4(b), 4(c) or 4(d) from the BUYER to the date of remittance by telegraphic transfer of such refund to the BUYER by the SELLER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 3 of Article VIII or Paragraph 2 (b) of Article XII, then in such event the SELLER shall not be required to pay any interest.

3.  Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

ARTICLE XI BUYER'S DEFAULT

1. DEFINITION OF DEFAULT

     The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

   (a)   The BUYER fails to pay the First, Second, Third or Fourth installment to the SELLER when any such installment becomes due and payable under the provisions of this Contract and of Article II hereof and provided the BUYER shall have received the SELLER's demand for payment in accordance with Article II hereof; or

   (b)  The BUYER fails to deliver to the SELLER an irrevocable and unconditional Letter of Guarantee to be issued by the Payment Guarantor within the time specified in accordance with Paragraph 6 of Article II hereof; or

(c)  The BUYER fails to pay the fifth installment to the SELLER in accordance with the terms and conditions of this Contract and of Paragraph 3(e) and 4(e) of Article II hereof provided the BUYER shall have received the SELLER's demand for payment in accordance with Article II hereof; or

  (d)  The BUYER fails to take delivery of the VESSEL, when the VESSEL is ready and tendered for delivery according to the terms of this Contract  for delivery by the SELLER under the provisions of this Contract and of Article VII hereof.

2. NOTICE OF DEFAULT

    If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by letter or e-mail after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by letter or e-mail to the SELLER that such notification has been received. In case the BUYER does not give the aforesaid letter or e-mail acknowledgment to the SELLER within three (3) calendar days it shall be deemed that such notification has been duly received by the BUYER.

3. INTEREST AND CHARGE

  (a)    If the BUYER is in default of payment as to any installment as provided  in Paragraph 1 (a) and/or 1 (c) of this Arti-cle, the BUYER shall pay interest on such installment at the rate of Five percent (5%) per annum until the date of the payment of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (d) of this Article, the BUYER shall be deemed in default of payment of the fifth installment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLER, as provided in Article VII Paragraph 7 hereof.

(b)
In any event of default by the BUYER under 1 (a) or 1 (b) or 1 (c) or 1 (d) above, the BUYER shall also pay all reasonable direct costs, charges and expenses  incurred by the SELLER in consequence of such default, but excluding any indirect or consequential losses, damages or expenses.

4. DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)
If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1 (c) or 1 (d) of this Article, the Delivery Date shall, at the SELLER's option, be postponed for a period of continuance of such default by the BUYER.

(b)
If any such default as defined in Paragraph 1 (a) or 1 (b) or 1 (c) or 1 (d) of this Article committed by the BUYER continues for a period of fifteen (15) calendar days, then, the SELLER shall have all following rights and remedies:

(i)
The SELLER may, at its option, cancel or rescind this Contract, provided the SELLER has notified the BUYER of such default pursuant to Paragraph 2 of this Article, by giving notice of such effect to the BUYER by e-mail. Upon receipt by the BUYER of such e-mail notice of cancellation or rescission, all of the BUYER's Supplies shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

(ii)
In the event of such cancellation or rescission of this Contract, the SELLER shall be entitled to retain any instalment or instalments of the Contract Price paid by the BUYER to the SELLER on account of this Contract; and

(iii)
(Applicable to any BUYER's default defined in 1(a) of this Article) The SELLER shall, without prejudice to the SELLER's right to recover from the BUYER the 5th instalment, interest, costs and/or expenses by applying the proceeds to be obtained by sale of the VESSEL in accordance with the provisions set out in this Contract, have the right to declare all unpaid 1st, 2nd, 3rd and 4th instalments to be forthwith due and payable, and upon such declaration, the SELLER shall have the right to immediately demand the payment of the aggregate amount of all unpaid  but due 1st, 2nd, 3rd and 4th instalments, as the case may be, from the Payment Guarantor in accordance with the terms and conditions of this Contract and of the Payment Guarantee issued by the Payment Guarantor.

5. SALE OF THE VESSEL

 (a) In the event of cancellation or rescission of this Contract as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby.

In the case of sale of the VESSEL, the SELLER shall give e-mail or written notice to the BUYER.

(b)
In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER's default, and then to payment of all unpaid installments and/or unpaid balance of the Contract Price and interest on such installment at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c)
In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER's default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by CSTC and/or the BUILDER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the installments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this Contract.

(d)
In either of the above events of sale, if the proceed of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of installments already paid by the BUYER and the cost of the BUYER's Supplied Items, if any.

(e)	If the proceed of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

ARTICLE XII INSURANCE

1. EXTENT OF INSURANCE COVERAGE

   From the time of keel‑laying of the first section of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the BUILDER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER's Supplied Items, fully insured with Chinese insurance companies for BUILDER's RISK and at BUILDER’s expense.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the SELLER including the value of maximum amount of US$ 400, 000.00 of the BUYER's Supplied Items. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2. APPLICATION OF RECOVERED AMOUNT

 (a) Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications and not make any claim for any consequential loss or depreciation.

 (b) Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either:

 (i) By the mutual agreement between the parties hereto, proceed in accordance with terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL's damages and/or reinstallation of BUYER's Supplied Items , provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii) If due to whatever reasons the parties fail to agree on the above, then refund immediately to the BUYER the amount of all installments paid to the SELLER under this Contract without interest, whereupon this Con-tract shall be deemed to be canceled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

Within thirty (30) calendar days after receiving e-mail notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER by e-mail of its agreement or disagreement under this sub‑paragraph. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This Contract shall be deemed as rescinded and canceled and the Paragraph 2 (b) (ii) of this Article shall apply.

3. TERMINATION OF THE SELLER'S OBLIGATION TO INSURE

The SELLER's obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

ARTICLE XIII DISPUTES AND ARBITRATION

1. PROCEEDINGS

    In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London Maritime Arbitrators Association (“LMAA”) in London, England in accordance with English laws, the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force, and LMAA’s then prevailing arbitration rules. Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the President for the time being of the LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the parties hereto.

2. ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual written agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

3. NOTICE OF AWARD

   Notice of any award shall immediately be given in writing or by e-mail to the SELLER and the BUYER.

4. EXPENSES

   The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5. AWARD OF ARBITRATION

   Award of arbitration, shall be final and binding upon the parties concerned. Any right of appeal available under the English Laws is hereby expressly precluded and excluded by the Parties hereto.

6. ENTRY IN COURT

  Judgment on the recognition of the enforceability of any arbitration award in a foreign country may be entered in any court of competent jurisdiction, where the award is to be enforced.

7. ALTERATION OF DELIVERY DATE

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in Article VII hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date or on such newly planned time of delivery of the VESSEL as declared by the SELLER. However, if the construction of the VESSEL is affected by any arbitration, the SELLER shall then be permitted to extend the Delivery Date as defined in Article VII and the decision or the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

ARTICLE XIV RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign this Contract to any other individual, firm, company or corporation unless prior written consent of the other party is given

ARTICLE XV TAXES AND DUTIES

1. TAXES

    All costs for taxes including stamp duties, if any, incurred in connection with this Contract in the People's Republic of China shall be borne by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People's Republic of China or elsewhere for the construction of the VESSEL shall be borne by the SELLER.

The SELLER shall not be responsible for the personal income tax for BUYER's Representative or other BUYER’s staff, agent and representatives who work at BUILDER’s Shipyard and premise.

2. DUTIES

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of this Contract by the BUYER, except for taxes, duties, stamps, dues, levies and fees imposed upon those items which are to be procured by the SELLER for the construction of the VESSEL in accordance with the terms of this Contract and the Specifications.

  Any tax or duty other than those described hereinabove, if any, shall be borne by the BUYER.

ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and hold harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER's obligation under this Article should not be terminated by the passage of any specified period of time.

The SELLER's liability hereunder does not extend to equipment or parts supplied by the BUYER to the BUILDER if any.

ARTICLE XVII NOTICE

Any and all notices and communications in connection with this Contract shall be addressed as follows:

 To the BUYER :  NAKAZA SHIPPING COMPANY INC.

 Address : c/o Unitized Ocean Transport Limited
373 Syngrou Ave. & 2-4 Ymittou str., 17564, Palaio Faliro,
Athens, Greece

 Technical contact information: Mr. Argyris Chachalis
Telephone: +30 216600 2400
Email:

Commercial Contact information: Mr. Andreas Michalopoulos
Telephone: +30 216600 2400
Email:

To the SELLER:

 CSTC : China Shipbuilding Trading Company Limited

Contacts: Mr. Song Chao/Mr. Huang Chongyang
Address :     Marine Tower,
No.1 Pudong Dadao,
Shanghai 200120
the People's Republic of China

Telephone: +86 21 68821922
E-mail :

BUILDER : Shanghai Waigaoqiao Shipbuilding Company Limited

Contacts: Mr.Qiu Hongming/Ms. Wang Nan
Address: 3001 Zhouhai Road, Pudong New District,
Shanghai 200137, P.R. China

Telephone: +86 21 31575063
E-mail :

Any notices and communications sent by CSTC or the BUILDER alone to the BUYER shall be deemed as having being sent by both CSTC and the BUILDER.

Any change of address shall be communicated in writing by registered mail or by e-mail by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Notwithstanding any provisions in this Contract stipulating that all the notices shall be sent by email, the SELLER shall be entitled to not only send by email but also send by courier for the important notices under or in connection with this Contract and such notice sent by courier shall become effective and deemed delivered in accordance with below paragraph of this Article.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that, any express courier service shall be deemed to be delivered upon confirmation of delivery or recipients refusal recorded by the courier company, and e-mail acknowledged by the answerbacks shall be deemed to be delivered upon dispatch (unless there is a ‘bounce-back’ message). E-mail transmissions shall be deemed as delivered upon the subject email having been removed to the “Sent” box on the sending computer.

Any and all notices, communications, Specifications and drawings in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

An email message shall be deemed to be a notice “in writing” for the purposes of this Contract.

ARTICLE XVIII EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon being signed by both parties.
Upon signing of this Contract, both parties hereto shall do the follows:

a)	The SELLER to provide the Refund Guarantee to the BUYER to cover BUYER’s first, second, third and fourth instalments in accordance with the terms of Article II paragraph 7 of this Contract;

b)	The BUYER to effect the payment of the first instalment in accordance with the terms of Article II, paragraph 3 (a) and 4 (a) of the Contract;

c)
The BUYER to provide Letter of Guarantees, within five (5)Banking Days from the date of BUYER's receipt of the Refund Guarantee, to the SELLER covering BUYER’s obligation to pay the 2nd, 3rd and 4th instalments as stipulated in Article II, paragraph 6 of this Contract.

ARTICLE XIX INTERPRETATION

1. LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof be governed by and interpreted in accordance with the English Laws.

2. DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall prevail. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall prevail.

3. DEFINITION

"Banking Days" are days on which banks are open in New York, Piraeus, Greece, and Shanghai, China, United Kingdom. Saturdays, Sundays are always excluded.

In absence of stipulation of “working day(s)”, "banking day(s)" or "business day(s)", the "day" or "days" shall be taken as "calendar day" or "calendar days".

4. ENTIRE AGREEMENT
This Contract sets forth the entire understanding of the Parties with respect to the subject matter discussed herein. It supersedes all prior discussions, negotiations and agreements, (including but not limited to the Letter of Intent) whether oral or written, expressed or implied.

In WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER : NAKAZA SHIPPING COMPANY INC.

By : ______________/s/ Aliki Paliou___________________

Name : Aliki Paliou

Title : Attorney-in-fact

Witness : /s/ Andreas Nikolaos Michalopoulos

THE SELLER:

CSTC : China Shipbuilding Trading Company  Limited

By : _____________/s/ Zhang Dalei ______________________

Name : Zhang Dalei

Title : Attorney in fact

Witness : /s/ Song Chow

THE BUILDER: Shanghai Waigaoqiao Shipbuilding Company Limited

By : ________/s/ Li Hui_________________________

Name : Li Hui

Title : Attorney in fact

Witness : /s/ Wang Nan

Exhibit "A" : IRREVOCABLE LETTER OF GUARANTEE NO.

To:  NAKAZA SHIPPING COMPANY INC.

Date:
Dear Sirs,
Irrevocable Letter of Guarantee No.

At the request of China Shipbuilding Trading Company Limited, address at 56(Yi), Zhongguancun Nandajie, Beijing 100044, China, and in consideration of your agreeing to pay China Shipbuilding Trading Company Limited and Shanghai Waigaoqiao Shipbuilding Company Limited, address at 3001 Zhouhai Road, Pudong New District, Shanghai 200137, China (hereinafter collectively called the "SELLER") the instalments before delivery of the VESSEL under the Shipbuilding Contract concluded by and amongst you and the SELLER dated March 7th, 2023 (hereinafter called the “Contract”) for the construction of one (1) 114,000 DWT Product/Crude Oil Tanker to be designated as Hull No. H1515 (hereinafter called the "VESSEL"), we, Bank of China Ltd., Beijing Branch, address at No.2 Chaoyangmennei Ave., Dongcheng Dist., Beijing, China, do hereby irrevocably guarantee repayment to you by the SELLER of an amount up to but not exceeding a total amount of United States Dollars Twenty-Eight Million Four Hundred and Sixty-Two Thousand Five Hundred Only (USD 28,462,500) representing the first instalment of the Contract Price of the VESSEL of United States Dollars Nine Million Four Hundred and Eighty-Seven Thousand Five Hundred only (US$ 9,487,500), plus the second instalment of the Contract Price of the VESSEL, of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000), plus the third instalment of the Contract Price of the VESSEL, of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000), plus the fourth instalment of the Contract Price of the VESSEL, of United States Dollars Six Million Three Hundred and Twenty Five Thousand only (US$ 6,325,000), as you may have paid to the SELLER under the Contract prior to the delivery of the VESSEL, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms (Article X or Article XII 2(b))  of the Contract.

Should the SELLER fail to make such repayment upon demand, we shall pay you the amount the SELLER ought to pay with no interest if cancellation of the Contract is exercised by you for the delay caused by permissible delays or total loss in accordance with the provisions of Article XII 2(b), or together with an interest at the rate of Five percent (5%) per annum if the cancellation of the Contract is exercised by you in accordance with the provisions of Article III 1(c), 2(c), 3(c) or 4(c) of the Contract within thirty (30) Beijing banking days after our receipt of the relevant written demand from you for repayment.

However, in the event of any dispute between you and the SELLER in relation to:

(1) whether the SELLER is liable to repay the instalment or instalments paid by you and

(2) consequently whether you shall have the right to demand payment from us,

and such dispute is submitted either by the SELLER or by you for arbitration in accordance with Article XIII of the Contract, we shall be entitled to withhold and defer payment until the arbitration award is published. We shall not be obligated to make any payment to you unless the arbitration award orders the SELLER to make repayment. If the SELLER fails to honour the arbitration award upon demand then we shall refund you to the extent the arbitration award orders but not exceeding the aggregate amount of this guarantee plus the interest described above.

The said repayment shall be made by us in United States Dollars. This Letter of Guarantee shall become effective from the time of the actual receipt of the first instalment by the SELLER from you to the SELLER’s a/c No. 3480 6318 1842 held by China Shipbuilding Trading Company Limited with Bank of China Ltd., Beijing Branch and the amounts effective under this Letter of Guarantee shall correspond to the total payment actually received by the SELLER to his a/c stated above from time to time under the Contract prior to the delivery of the VESSEL. However, the available amount under this Letter of Guarantee shall in no event exceed above mentioned amount actually paid to the SELLER, together with interest calculated, as described above at Zero percent (0%) or, Five percent (5%) per annum, as the case may be for the period commencing with the date of receipt by the SELLER of the respective instalment to the date of repayments thereof.

Any claim, demand or notice in connection with this Letter of Guarantee shall be validly delivered to us by you through your or Performance Shipping Inc. bank (DNB Bank ASA, London Brach) by authenticated SWIFT to our swift address (SWIFT CODE: BKCHCNBJ110).

This Letter of Guarantee shall remain in force until the VESSEL has been delivered to and accepted by you as evidence by the SELLER’s presentation to us of copy of the Protocol of Delivery and Acceptance of the VESSEL under the Contract or refund has been made by the SELLER or ourselves, or until August 27th, 2026, whichever occurs the earliest. After which, this guarantee shall be null and void whether or not it is returned to us for cancellation.

This Letter of Guarantee is governed by the Laws of England.

 For and on behalf of Bank of China Ltd., Beijing Branch

Exhibit "B" IRREVOCABLE LETTER OF GUARANTEE
FOR THE 2ND, 3RD AND 4TH INSTALLMENTS

From: Performance Shipping Inc.

To: China Shipbuilding Trading Company Limited                          __________
       56(Yi) Zhongguancun Nan Da Jie, Beijing  100044, China
And
Shanghai Waigaoqiao Shipbuilding Company Limited
3001 Zhouhai Road, Pudong New District, Shanghai 200137, China

Dear Sirs,

(1) In consideration of your entering into a Shipbuilding Contract dated 7th March, 2023 ("the Shipbuilding Contract") with NAKAZA SHIPPING COMPANY INC., address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, as the buyer (hereinafter called "the BUYER") for the construction of one (1) 114,000 DWT Product/Crude Oil Tanker known as Shanghai Waigaoqiao Shipbuilding Company Limited's Hull No. H1515 (hereinafter called "the VESSEL"), we, Performance Shipping Inc., address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as surety, the due and punctual payment by the BUYER of the 2nd, 3rd and 4th installments of the Contract Price amounting to a total sum of United States Dollars Eighteen Million Nine Hundred and Seventy Five Thousand only (USD 18,975,000) as specified in (2) below.

(2)
The Instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the 2nd installment in the amount of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000) payable by the BUYER within five (5) Banking Days after cutting of the first steel plate in your BUILDER's Shipyard workshop and the third installment in the amount of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000) payable by the BUYER within five (5) Banking Days after keel‑laying of the first section of the VESSEL and the fourth installment in the amount of United States Dollars Six Million Three Hundred and Twenty-Five Thousand only (US$ 6,325,000) payable by the BUYER within five (5) Banking Days after launching of the VESSEL .

(3) We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each Instalment guaranteed hereunder at the rate of Five percent (5%) per annum  from and including the first day after the date of instalment in default until the date of full payment by us of such amount guaranteed hereunder.

(4) In the event that the BUYER fails to punctually pay any of the 2nd, 3rd and 4th Instalments guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of fifteen (15) Banking Days, then, upon receipt by us of your first written demand, we shall immediately pay to you or your assignee only the unpaid installment of the 2nd, 3rd and 4th instalments, together with the interest as specified in paragraph (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold.

(5)
We hereby agree that at your option this Guarantee and the undertaking hereunder shall be on an exceptional basis assignable to your financing bank only and if so assigned shall inure to the benefit of your bank as your assignee as if your bank were originally named herein.

(6)  Any payment by us under this Guarantee shall be made in Unites States Dollars by telegraphic transfer to Bank of China Ltd., Beijing Branch, address at No.2 Chaoyangmennei Ave., Dongcheng Dist., Beijing, China (SWIFT Code: BKCHCNBJ110) as receiving bank nominated by you for A/C 3480 6318 1842 Beneficiary: China Shipbuilding Trading Company Limited or through other receiving bank to be nominated by you from time to time, in favour of you or your assignee bank.

(7)
Our obligations under this guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the BUILDER's delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Guarantee.

(8)
Any claim or demand shall be in writing signed by one of your authorized officers and may be served on us either by hand or by post and if sent by post to c/o Unitized Ocean Transport Limited, 373 Syngrou Ave. & 2-4 Ymittou str, 17564, Palaio Faliro, Athens, Greece (or such other address as we may notify to you in writing), or by email (E-mail Address:     ), with confirmation in writing.

(9)
This Letter of Guarantee shall come into full force and effect upon delivery to you of this Guarantee and shall continue in force and effect until the VESSEL is delivered to and accepted by the BUYER and the BUYER shall have performed all its obligations for taking delivery thereof or until the full payment of the 2nd, 3rd and 4th Instalment together with the aforesaid interests by the BUYER or us, whichever first occurs.

(10) The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of U.S. Dollars Nineteen Million One Hundred and Thirty Thousand Nine Hundred and Fifty-Nine only (US$ 19,130,959) being an amount equal to the sum of:‑

 (a) The 2nd, 3rd and 4th instalment guaranteed hereunder in the total amount of United States Dollars Eighteen Million Nine Hundred and Seventy-Five Thousand only (USD 18,975,000); and

(b)
Interest, if applicable, at the rate of Five percent (5%) per annum on the Instalment for a period of sixty (60) days in the amount of United States Dollars One Hundred and Fifty-Five Thousand Nine Hundred and Fifty-Nine only (US$ 155,959).

 (11) All payments by us under this Guarantee shall be made without any set‑off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law or the Contract to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

(12) This Letter of Guarantee shall be construed in accordance with and governed by the Laws of England. We hereby submit to the exclusive jurisdiction of the English courts for the purposes of any legal action or proceedings in connection herewith in England.

(13) When our liabilities under this Letter of Guarantee have expired as aforesaid, you will return it to us without any request or demand from us.

         IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorized representative the day and year above written.

 Very Truly Yours

 By: __________________________